DATED 19 APRIL 2005

ACI GLOBAL PTE. LTD.

and

DEMEGEN, INC

Agreement

For the acquisition by Demegen, Inc of the ACI Group of Companies

DATED 19 April, 2005

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BETWEEN:

(1) **ACI GLOBAL PTE LTD,** a Singapore Company, whose registered office is situated at Cosco Building, 8 Robinson Road, level 08-00, Singapore 048544 **(the "Seller")**

(2) **DEMEGEN, INC,** a public company incorporated in Colorado,USA whose registered office is 100 Technology Dr, Suite 440B, Pittsburgh, PA 15219, USA and is publicly quoted on the over-the-counter bulletin board maintained by Nasdaq or on the Pink Sheets in the USA, under the stock trading symbol PRVG.PK **(the "Purchaser")**

Background

1 **DEMEGEN, INC (Purchaser)** wishes to engage in the elastomers and rubber manufacturing business by purchasing the ACI Group of Companies (hereinafter defined) which has developed its own propriety technology. **ACI GLOBAL PTE LTD (Seller)** is a Singapore based Investment Company and has agreed to sell its shares in ACI Group of companies to Demegen, Inc who upon completion will become the sole shareholder of the ACI Group of Companies.

1.2 The Seller through the ACI Group of Companies is the beneficial owner of certain intellectual property and proprietary technology relating to the manufacture of elastomers and rubber.

1.3 The Seller and the Purchaser have agreed to terms for the sale of the entire issued share capital (the "ACI Shares") of the following entities (the "ACI Group of Companies")::

Company name	**Place of incorporation**
Green Machine Investments Ltd	United Kingdom
Hosinbrook Company S.A.	British Virgin Islands
And their subsidiaries:	
Subsidiaries of Hosinbrook Company S.A.	
ACI Corporation Ltd.	United Kingdom
ACI Technologies Ltd	Hong Kong
ACI Corporation AG	Berlin Germany
Subsidiaries of ACI Corporation AG	
ACI Investments Bahrain W.L.L.	Bahrain

1.4 The Purchaser shall issue and deliver to the Seller 315,000,000 (Three Hundred and Fifteen Million) shares of common stock of the Purchaser (the "Demegen Shares") on the terms and conditions contained herein , the issuance of such Demegen Shares shall satisfy the entire purchase consideration due to the Seller.

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1.5 The Sellers and the Purchaser now wish to record in writing by entering into this agreement the agreed terms of the issuance of the Demegen Shares in this legally binding agreement ("the Agreement")

1.6 It is expressly understood and agreed that this agreement is a binding contract and that everything in this agreement shall be legally binding on the Seller and on the Purchaser .In consideration of the mutual undertakings contained herein the Seller and the Purchaser agree to be bound by the terms and conditions as contained herein.

2 **Definitions**

2.1 In this Agreement:

"ACI Group of Companies" means the businesses controlled by Hosinbrook Company S.A. including ACI Corporation Ltd. ACI Corporation AG, ACI Technologies Ltd, ACI Investments Bahrain W.L.L. and Green Machine Investments Ltd., as more fully set forth in Section 1.3 hereof.

"ACI **Shares**" means the shares of common equity of each of the ACI Group of Companies to be delivered to Purchaser as more fully referenced in Section 1.3 hereof.

"Business" means the business of carrying on engineering and construction either through the ACI Group of Companies or its associated companies and the manufacturing of elastomers and rubber in their manufacturing plants.

"**Closing"** means the date of completion of the Transaction as more fully set forth in Section 3.1 hereof;

"Consideration" means the consideration for the purchase of the ACI Shares comprising the Demegen Shares, to be issued to ACI Global Pte Ltd;

"Demegen **Shares**" means the shares of Demegen, Inc to be issued and delivered to ACI Global Pte Ltd.

"Employees" mean those specifically named employees of the Seller.

3 **Sale of ACI Shares and Demegen Shares**

3.1 The Seller hereby agrees to sell the ACI Shares subject to the terms and conditions as contained herein in consideration for the issuance and delivery of the Demegen Shares comprising approximately 98.795% of the share capital of Demegen, Inc, such shares are to be delivered subject to the terms and conditions of this agreement and free from any liens or all third party rights and together with all rights and obligations attaching to the Demegen Shares. Closing of the transaction shall take place at the offices of Cutler Law Group, 3206 West Wimbledon Drive, Augusta, GA 30909, on or before April 30, 2005, unless extended by the parties hereto in writing.

3.2 Prior to Closing, Purchaser shall issue and deliver into Escrow a total of 92,000,000 shares of the Demegen Shares (the "Initial Demegen Shares") and Seller shall deliver into Escrow the ACI Shares.

3.3 At Closing, Escrow shall deliver the Initial Demegen Shares to Seller and shall deliver the ACI Shares to Purchaser. Purchaser and Seller shall cause Demegen to immediately take whatever steps are necessary in order to amend the Articles of Incorporation of Demegen to provide for a total of 500,000,000 shares of authorized common stock. Purchaser shall thereafter issue and deliver (but within 30 days of closing) 223,000,000 additional shares of the Demegen Shares (the "Subsequent Demegen Shares"). The Seller and the Purchaser hereby confirm that they have mutually agreed to value the common shares of Demegen, Inc (PRVG.PK) at $1.50 (One Dollar Fifty cents Per Share for purposes of this agreement and are in mutual agreement and hereby confirm that the delivery of the 315,000,000 Demegen Shares will satisfy in full the share consideration due to Seller pursuant to this agreement.

3.3 Included in the Initial Demegen Shares will be a total of 15,000,000 shares, which shall be issued and delivered by Purchaser as part of the consideration to Seller by Escrow at the Closing to certain finders in the transaction as set out below:

1) 5,000,000 shares as designated by Pluris Partners, Inc.

2) 5,000,000 shares as designated by S G Financial Services Group Inc

3) 5,000,000 Shares as designated by Armstrong International Limited

5 Conditions

5.1 The Purchase of the shares will be subject to the following conditions:

That the Purchaser shall purchase and continue to have the benefit of intellectual property and engineering technology contracts that will generate revenues as projected in the corporate documents, feasibility studies and reports as provided to the Purchaser and identified as Executive Summary of ACI Corporation , ACI Global Project summary dated February 14 , 2005 and ACI Elastomers USA INC, business plan for Micro Powder & TPE Production Facility dated October 2004, and ACI Corporation Limited Pre Financing Feasibility study for proposed Rubber Powder & TPE Production Facility to be located at Sungai Liang Brunei Daressalam as prepared by HSBC Bank in October 2003. Seller warrants that such contracts will remain in place provided that there is no material adverse change in the financial position of the ACI Group of Companies up to the date of Closing;

5.2.1 Financial legal and engineering due diligence being completed to the reasonable satisfaction of the Purchaser and its board of directors;

5.2.3 The Purchaser shall have prepared and delivered to the Seller before Closing audited and unaudited financial statements which if filed at the time received would be complete and compliant with Regulation S-X, Section 310, sufficient for the combined entities to file any and all filings required by the US Securities and Exchange Commission (the "Purchaser Financial Statements").

5.2.4 The Seller shall prepare and deliver within 90 days of Closing to the Purchaser audited and unaudited financial statements which if filed at the time received would be complete and compliant with Regulation S-X, Section 310, sufficient for the combined

entities to file any and all filings required by the US Securities and Exchange Commission (the "Seller Financial Statements").

5.2.5 Michael Howarth shall remain in all positions he currently holds on the Board of Hosinbrook Company S.A. and the Subsidiaries and will be appointed as a Director and Chairman of the Board of Directors of the Purchaser, effective immediately upon execution hereof and such other officers and directors as nominated by ACI Global Pte Ltd shall be appointed to the board of the company upon execution of this agreement, and all existing officers and directors of Purchaser shall resign effective immediately. The new directors shall oversee the implementation and completion of the transaction as contemplated in this agreement on the express terms as contained herein and agree to work in conjunction with the legal counsel M. Richard Cutler, Esq, of Cutler Law Group, to complete the transaction as soon as is practically possible. The new directors once appointed shall immediately pass the board resolutions as required pursuant to the settlement and unwinding agreement executed between the company and the Par Worldwide Group, Inc. and its shareholders, any resolutions required to empower the board to implement and complete the transaction contemplated herein, to change the name of the company to reflect the new business of the company to ACI Global Corporation, and the company shall apply to change its stock trading symbol to reflect the name change.

5.2.6 The businesses of the ACI Group of Companies being operated on a care and maintenance basis pending the Closing and the business of Demegen Inc being carried on in the ordinary course with Purchaser not entering into any commitment outside the ordinary course of business without the consent of the Seller save and except for the formation of a new subsidiary, the transfer of the existing biotech business of Purchaser to such subsidiary, the distribution of the shares of such new subsidiary to the shareholders of Purchaser. Seller acknowledges that it has no interest in retaining and approves of the transfer of the Demegen biotech business for a nominal sum to include the assumption of the liability of operating such business in the future.

5.2.7 The Articles of Incorporation of Purchaser shall be amended to increase the share capital of Purchaser to 500,000,000 common shares and to reflect the name change of the company to ACI Global Corporation.

6 Employees

6.1 On execution of this agreement all Directors of Purchaser will resign as officers and directors, and such persons as the Seller may nominate will be appointed as officers and directors of Purchaser, the appointments to be effective immediately. The new directors shall oversee the completion of the transactions as contracted for herein. . Upon raising of capital the new board shall immediately settle any and all outstanding liabilities of Demegen Inc, including any reasonable amounts due to Richard Ekstrom and Bruce Guthrie in respect of accrued salary or consulting fees not to exceed an aggregate maximum of $50,000.00.

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7 **<u>Warranties and Representations of the Purchaser.</u>** Purchaser for its respective rights and interests represent and warrant as follows:

7.1 *Ownership of Shares.* As of the Closing Date, Seller will become sole owner of the Demegen Shares. The Demegen Shares will be free from claims, liens or other encumbrances, except as provided under applicable federal and state securities laws;

7.2 *Fully paid and Nonassessable.* The Demegen Shares constitute duly and validly issued shares of Purchaser, and are fully paid and nonassessable, and Purchaser further represents that it has the power and the authority to execute this Agreement and to perform the obligations contemplated hereby;

7.3 *Organization of Purchaser; Authorization.* Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Colorado, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Purchaser and this Agreement constitutes a valid and binding obligation of Purchaser; enforceable against it in accordance with its terms. Purchaser has no subsidiaries, except for the subsidiary to be formed in connection with Section 5.6.

7.4 *Capitalization.* The authorized capital stock of Purchaser consists of 100,000,000 shares of common stock, par value $0.001 per share, and 40,000,000 shares of preferred stock, $0.001 par value. As of the date of this Agreement and as of the Closing Date, Purchaser has and will have no more than 4,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. No shares have otherwise been registered under state or federal securities laws. As of the Closing Date, all of the issued and outstanding shares of common stock of Purchaser are validly issued, fully paid and non-assessable and there is not and as of the Closing Date there will not be outstanding any warrants, options or other agreements on the part of Purchaser obligating Purchaser to issue any additional shares of common or preferred stock or any of its securities of any kind except as set forth on Schedule 1 hereto. Purchaser will not issue any shares of capital stock from the date of this Agreement through the Closing Date. The Common Stock of Purchaser is presently quoted for trading on the pink sheets under the symbol "PRVG.PK".

7.5 *Ownership of Purchaser Shares.* The delivery of certificates provided herein for the Demegen Shares will result in Sellers' immediate acquisition of record and beneficial ownership of the Demegen Shares, free and clear of all encumbrances.

7.6 *No Conflict as to Purchaser and Subsidiaries.* Neither the execution and delivery of this Agreement nor the consummation of the exchange of the Demegen Shares in consideration for the ACI Shares will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of Purchaser or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance

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by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of Purchaser under, any material agreement or commitment to which Purchaser is a party or by which its property or assets is bound, or to which any of the property or assets of Purchaser is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Purchaser except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause 7.2 of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of Purchaser.

7.7 *Consents and Approvals of Governmental Authorities.* No consent, approval or authorization of, or declaration, filing or registration with, any governmental body is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation of the sale of the Demegen Shares.

7.8 *Other Consents.* No consent of any Person is required to be obtained by Purchaser to the execution, delivery and performance of this Agreement or the consummation of the sale of the Demegen Shares, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of Purchaser.

7.9 *Financial Statements.* Prior to Closing, Purchaser will deliver to Seller the Purchaser Financial Statements. Such Purchaser Financial Statements and notes will fairly present the consolidated financial condition and results of operations of Purchaser as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto, and shall be utilizable in any SEC filing in compliance with Rule 310 of Regulation S-B promulgated under the Securities Act.

7.10 *Title to Properties.* Purchaser owns all the material properties and assets that it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the Purchaser Financial Statements and all the material properties and assets purchased or otherwise acquired by Purchaser since the date of the Purchaser Financial Statements. All properties and assets reflected in the Purchaser Financial Statements are free and clear of all material encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Purchaser Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Purchaser Financial Statements (such mortgages and security interests

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being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Purchaser and (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of Purchaser include all rights, properties and other assets necessary to permit Purchaser to conduct Purchaser's business in all material respects in the same manner as it is conducted on the date of this Agreement.

7.11 *Buildings, Plants and Equipment.* The buildings, plants, structures and material items of equipment and other personal property owned or leased by Purchaser are, in all respects material to the business or financial condition of Purchaser, in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used. Purchaser has not received notification that it is in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a material adverse effect on the business or financial condition of Purchaser, or which would require a payment by Purchaser in excess of $2,000 in the aggregate, and which has not been cured.

7.12 *No Condemnation or Expropriation.* Neither the whole nor any portion of the property or leaseholds owned or held by Purchaser is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any governmental body or other person with or without payment of compensation therefore, which action is likely to have a material adverse effect on the business or financial condition of Purchaser.

7.13 Litigation. Except as set forth in Schedule 7.13, there is no action, suit, inquiry, proceeding or investigation by or before any Court or Governmental body pending or threatened in writing against or involving Purchaser which is likely to have a material adverse effect on the business or financial condition of Purchaser, or which would require a payment by Purchaser in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Purchaser is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Purchaser, or which would require a payment by Purchaser in excess of $2,000 in the aggregate.

7.14 *Absence of Certain Changes.* Since the date of the Purchaser Financial Statements, Purchaser has not:

1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Purchaser, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

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2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3. Other than the Demegen Shares, issued or sold any Equity Securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such Equity Securities, reclassified, split-up or otherwise changed any such Equity Security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

4. organized any new Subsidiary (other than the subsidiary to be organized for the transfer of the Demegen business) or acquired any equity securities of any Person or any equity or ownership interest in any business;

5. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

6. other than as contemplated herein, paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

7. other than as contemplated herein, prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

8. other than as contemplated herein, cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

9. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

10. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

11. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

12. made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $2,000 in the aggregate;

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13. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

14. written down or been required to write down any inventory in an aggregate amount in excess of $ 2,000;

15. entered into any collective bargaining or union contract or agreement; or

16. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of Purchaser.

7.15 *No Material Adverse Change*. Since the date of the Purchaser Financial Statements, there has not been any material adverse change in the business or financial condition of Purchaser.

7.16 *Contracts and Commitments*. Purchaser is not a party to any:

1. Contract or agreement (other than purchase or sales orders entered into in the ordinary course of business) involving any liability on the part of Purchaser of more than $2,000 and not cancellable by Purchaser or the relevant Subsidiary (without liability to Purchaser or such Subsidiary) within 60 days. Purchaser has delivered to PAR copies of any and all agreements, arrangements, contracts or other matters relating to Purchaser.

2. Lease of personal property involving annual rental payments in excess of $2,000 and not cancellable by Purchaser (without liability to Purchaser) within 90 days;

3. Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of Purchaser;

4. Commitment, contract or agreement that is currently expected by the management of Purchaser to result in any material loss upon completion or performance thereof;

5. Contract, agreement or commitment, that is material to the business of Purchaser, with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

6. Employment agreement or other similar agreement that contains any severance or termination pay, liabilities or obligations.

All such contracts and agreements are in full force and effect. Purchaser is not in breach of, in violation of or in default under, any agreement, instrument, indenture, deed of trust, commitment, contract or other obligation of any type to which Purchaser

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is a party or is or may be bound that relates to the business of Purchaser or to which any of the assets or properties of Purchaser is subject, the effect of which breach, violation or default is likely to materially and adversely affect the business or financial condition of Purchaser.

7.17 *Labor Relations*. Purchaser is not a party to any collective bargaining agreement. Except for any matter which is not likely to have a material adverse effect on the business or financial condition of Purchaser, (a) Purchaser is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against Purchaser pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against Purchaser, (d) no representation question exists respecting the employees of Purchaser, (e) Purchaser has not experienced any strike, work stoppage or other labor difficulty, and (f) no collective bargaining agreement relating to employees of Purchaser is currently being negotiated.

7.18 *Employee Benefit Plans*. No material employee pension and welfare benefit plans covering employees of Purchaser is (1) a multi-employer plan as defined in Section 3(37) of ERISA, or (2) a defined benefit plan as defined in Section 3(35) of ERISA, any listed individual account pension plan is duly qualified as tax exempt under the applicable sections of the US Internal Revenue Code, each listed benefit plan and related funding arrangement, if any, has been maintained in all material respects in compliance with its terms and the provisions of ERISA and the Code.

7.19 *Compliance with Law*. The operations of Purchaser have been conducted in accordance with all applicable laws and regulations of all governmental bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of Purchaser, or which would not require a payment by Purchaser in excess of $2,000 in the aggregate, or which have been cured. Purchaser has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. Purchaser has all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of its business, and is not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

7.20 *Tax Matters*.

1. Purchaser (1) has filed or shall file prior to Closing all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns that include only Purchaser or its other Affiliates (for the purposes of this Section, such tax Returns shall be considered nonconsolidated and noncombined Tax Returns) required to be filed through the date hereof and will have paid any Tax due through the date hereof with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (2) shall

prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (B) all such Tax Returns filed pursuant to clause (A) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

2. Purchaser represents that prior to Closing, all consolidated or combined Tax Returns (except those described in subparagraph (1) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the Activities, operations and Transactions, of Purchaser for any taxable period shall have been timely filed, and the income, activities, operations and Transactions of Purchaser shall have been properly included and reflected thereon. Purchaser shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and Transactions, of Purchaser, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, Purchaser's consolidated federal income tax return for such taxable years. Prior to Closing, Purchaser will timely file a consolidated federal income tax return for the taxable year ended December 31, 2004 and such return shall include and reflect the income, activities, operations and Transactions of Purchaser for the taxable period then ended, and hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and Transactions of Purchaser for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph (2) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to Purchaser and do not generally relate to matters affecting other members of Purchaser's consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. Purchaser has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

3. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to Purchaser, or its assets or operations and no power of attorney granted by Purchaser with respect to any Tax matter is currently in force.

4. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect › Purchaser or its assets or operations.

5. All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

6. There shall be delivered or made available to Seller at or prior to Closing true and complete copies of all income Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by Seller as may be relevant to Purchaser or its assets or operations for any and all periods ending after December 31, 1998, or for any Tax years which are subject to audit or investigation by any taxing authority or entity.

7. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Purchaser that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

7.21 *Environmental Matters.*

1. At all times prior to the date hereof, Purchaser has complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances relating to the properties of Purchaser, the violation of which would have a material adverse effect on the business or financial condition of Purchaser, or which would require a payment by Purchaser in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

2. The environmental licenses, permits and authorizations that are material to the operations of Purchaser are in full force and effect.

3. Purchaser has not released or caused to be released on or about the properties currently owned or leased by Purchaser (the "Properties") any (i) pollutants, (ii) contaminants, (iii) "Hazardous Substances," as that term is defined in Section 101(14) of the Comprehensive Environmental Response Act, as amended or (iv) "Regulated Substances," as that term in defined in Section 9001 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, which would be required to be remediated by any governmental agency with jurisdiction over the Properties under the authority of laws, regulations and ordinances as in effect and currently interpreted on the date hereof, which remediation would have a material adverse effect on the business or financial condition of Purchaser.

7.22 *Absence of Certain Commercial Practices.* Purchaser has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of Purchaser, which Purchaser knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and Purchaser has not participated, directly or indirectly, in any

boycotts or other similar practices affecting any of its actual or potential customers in violation of any applicable law or regulation.

7.23 *Transactions with Directors and Officers.* Except as set forth in Schedule 7.23, Purchaser does not engage in business with any Person in which any of Purchaser's directors or officers has a material equity interest. No director or officer of Purchaser owns any property, asset or right, which is material to the business of Purchaser.

7.24 *Borrowing and Guarantees.* Except with respect to the matters set forth on Schedule 7.24 hereto, Purchaser (a) does not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person.

7.25 The principal Seller limitation protections shall be as follows. The aggregate de minimis figure below which the Seller shall not be liable for any claims shall be $315,000 USD. The Seller shall be liable for other warranty claims only up to a maximum liability, equal to the Consideration received under the Agreement. Seller will give warranties and indemnities on a several and not a joint basis. Loss will be established by reference to usual common law principles and not on an indemnity basis.

7.26 Tax warranties and the tax covenant shall survive for 7 years after Closing, save in the event of fraud or wilful non-disclosure. The remaining representations and warranties shall survive for a period of 18 months after Closing.

8 **<u>Warranties and Representations of the Seller and the ACI Group of Companies.</u>** Seller for its respective rights and interests represent and warrant as follows:

8.1 *Organization; Authorization.* Each of Seller and each of the ACI Group of Companies is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Seller and this Agreement constitutes a valid and binding obligation; enforceable against in accordance with its terms.

8.2 *Capitalization.* The ACI Shares constitute 100% of the authorized capital stock or membership interests of the ACI Group of Companies. No shares have otherwise been registered under national, state or federal laws of any jurisdiction. As of the Closing Date, all of the issued and outstanding shares of common stock or membership interest, as the case may be, of the ACI Group of Companies are validly issued, fully paid and non-assessable and there is not and as of the Closing Date there will not be outstanding any warrants, options or other agreements on any of Seller or the ACI Group of Companies obligating any of Seller or any of the ACI Group of Companies to issue any additional shares of common or preferred stock or any of its securities of any kind. None of the ACI Group of Companies will issue any shares of capital stock from the date of this Agreement through the Closing Date.

8.3 *No Conflict as to Seller and the ACI Group of Companies.* Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of the articles of incorporation or organization of Seller or any of the ACI Group of Companies or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of any of Seller or any of the ACI Group of Companies under, any material agreement or commitment to which any of Seller, any of the ACI Group of Companies is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of any of Seller or any of the ACI Group of Companies is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Seller or any of the ACI Group of Companies except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of Seller or any of the ACI Group of Companies.

8.4 *Consents and Approvals of Governmental Authorities.* No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Seller or any of the ACI Group of Companies in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated herein.

8.5 *Other Consents.* No consent of any Person is required to be obtained by Seller to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of Seller or any of the ACI Group of Companies.

8.6 *Financial Statements.* The ACI Financial Statements and notes fairly will present the consolidated financial condition of the ACI Group of Companies as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto, and shall be utilizable in any SEC filing in compliance with Rule 310 of Regulation S-B promulgated under the Securities Act.

8.7 *Buildings, Plants and Equipment.* The buildings, plants, structures and material items of equipment and other personal property owned or leased by Seller or any of the ACI Group of Companies are, in all respects material to the business or financial condition of Seller and the ACI Group of Companies in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all such respects for the purposes for which they are being used. Neither Seller nor any of the ACI Group of Companies has received notification that it is in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, which violation is likely to have a

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material adverse effect on the business or financial condition of Seller or any of the ACI Group of Companies, or which would require a payment by Seller or any of the ACI Group of Companies in excess of $2,000 in the aggregate, and which has not been cured.

8.8 *No Condemnation or Expropriation.* Neither the whole nor any portion of the property or leaseholds owned or held by Seller or any of the ACI Group of Companies is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefore, which action is likely to have a material adverse effect on the business or financial condition of Seller and the ACI Group of Companies.

8.9 *Litigation.* There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving Seller or any of the ACI Group of Companies which is likely to have a material adverse effect on the business or financial condition of Seller and any of the ACI Group of Companies, or which would require a payment by Seller or any of the ACI Group of Companies in excess of $2,000 in the aggregate or which questions or challenges the validity of this Agreement. Neither Seller nor any or the ACI Group of Companies is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Seller or any of the ACI Group of Companies, or which would require a payment by Seller or any of the ACI Group of Companies in excess of $2,000 in the aggregate.

8.10 *Absence of Certain Changes.* Since the date of ACI Financial Statements, neither Seller nor any of the ACI Group of Companies has:

1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of Seller and the ACI Group of Companies, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

3. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business;

4. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

5. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

6. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by

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7. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

8. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

9. made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $2,000 in the aggregate;

10. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

11. written down or been required to write down any inventory in an aggregate amount in excess of $ 2,000;

12. entered into any collective bargaining or union contract or agreement; or

13. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of Seller and their subsidiaries taken as a whole.

8.11 *No Material Adverse Change*. Since the date of ACI Financial Statements, there has not been any material adverse change in the business or financial condition of Seller and any of the ACI Group of Companies.

8.12 *Labor Relations*. Neither Seller nor any of the ACI Group of Companies is a Party to any collective bargaining agreement. Except for any matter which is not likely to have a material adverse effect on the business or financial condition of Seller and the ACI Group of Companies, (a) Seller and the ACI Group of Companies are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against Seller or any of the ACI Group of Companies pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against Seller or any of the ACI Group of Companies, (d) no representation question exists respecting the employees of Seller or any of the ACI Group of Companies, (e) neither Seller nor any of the ACI Group of Companies has experienced any strike, work stoppage or other labor difficulty, and (f) no collective bargaining agreement relating to employees of Seller or any of the ACI Group of Companies is currently being negotiated.

8.13 *Employee Benefit Plans.* No material employee pension and welfare benefit plans covering employees of Seller or any of the ACI Group of Companies is (1) a multi-employer plan as defined in Section 3(37) of ERISA, or (2) a defined benefit plan as defined in Section 3(35) of ERISA, any listed individual account pension plan is duly qualified as tax exempt under the applicable sections of the Code, each listed benefit plan and related funding arrangement, if any, has been maintained in all material respects in compliance with its terms and the provisions of ERISA and the Code.

8.14 *Compliance with Law.* The operations of Seller and the ACI Group of Companies have been conducted in accordance with all applicable laws and regulations of all governmental bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of Seller and the ACI Group of Companies, or which would not require a payment by Seller or the ACI Group of Companies in excess of $2,000 in the aggregate, or which have been cured. Neither Seller nor any of the ACI Group of Companies has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. Seller and the ACI Group of Companies have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

8.15 Tax Matters.

1. Each of Seller and the ACI Group of Companies (1) has filed or shall file prior to Closing all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns that include only Seller and not Purchaser or its other Affiliates (for the purposes of this Section, such tax Returns shall be considered nonconsolidated and noncombined Tax Returns) required to be filed through the date hereof and will have paid any Tax due through the date hereof with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (2) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (B) all such Tax Returns filed pursuant to clause (A) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation.

2. Each of Seller and the ACI Group of Companies represents that prior to Closing, all consolidated or combined Tax Returns (except those described in subparagraph

(1) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of Seller and the ACI Group of Companies for any taxable period shall have been timely filed, and the income, activities, operations and transactions of Seller and the ACI Group of Companies shall have been properly included and reflected thereon. Seller and the ACI Group of Companies shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted under any applicable jurisdiction to include the income, or reflect the activities, operations and transactions, of Seller and the ACI Group of Companies, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date. All Tax Returns filed pursuant to this subparagraph (2) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to Seller and the ACI Group of Companies, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. Each of Seller and the ACI Group of Companies has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

3. Neither Seller nor the ACI Group of Companies has agreed, or are required, to make any adjustment (x) under Section 481(a) of the Code by reason of a change in accounting method or otherwise or (y) pursuant to any provision of the Tax Reform Act of 1986, the Revenue Act of 1987 or the Technical and Miscellaneous Revenue Act of 1988.

4. Neither Seller, the ACI Group of Companies, nor any predecessor or Affiliate has, at any time, filed a consent under Section 341(f)(1) of the Code, or agreed under Section 341(f)(3) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any sale of its stock.

5. There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to Seller or the ACI Group of Companies, or their assets or operations and no power of attorney granted by Seller or the ACI Group of Companies with respect to any Tax matter is currently in force.

6. There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to Seller, the ACI Group of Companies or their assets or operations.

7. All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

8. No property of Seller or the ACI Group of Companies is "tax-exempt use property" within the meaning of Section 168(h) of the Code nor property that Seller or the ACI Group of Companies will be required to treat as being owned by

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another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

9. There shall be delivered or made available to Purchaser at or prior to Closing true and complete copies of all income Tax Returns (or with respect to consolidated or combined returns, the portion thereof) and any other Tax Returns requested by Purchaser as may be relevant to Seller, the ACI Group of Companies, or their assets or operations for any and all periods ending after December 31, 1998, or for any Tax years which are subject to audit or investigation by any taxing authority or entity.

8.16 Environmental Matters.

1. At all times prior to the date hereof, Seller and the ACI Group of Companies have complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances relating to the properties of any of Seller or any of the ACI Group of Companies, the violation of which would have a material adverse effect on the business or financial condition of Seller and the ACI Group of Companies, or which would require a payment by Seller or the ACI Group of Companies in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any governmental body.

2. The environmental licenses, permits and authorizations that are material to the operations of Seller and the ACI Group of Companies, taken as a whole, are in full force and effect.

9 <u>Due Diligence Exercise</u>

9.1 Prior to Closing, the Purchaser will be able to conduct a full financial legal and engineering due diligence exercise into the ACI Group of Companies, their business plan and other relevant matters.

9.2 The Seller will make available, and will provide to the Purchaser or the Purchasers accountants, solicitors, bankers and other advisers, such documentation, information, cooperation and assistance as they may properly require, subject to any existing obligations of confidentiality owed to third parties.

9.3 This agreement will be conditional on the Purchaser being reasonably satisfied with the results of such investigations which shall be completed within five days from date hereof.

9.4 The Seller will also cooperate with the Purchaser in preparing a business plan and business forecasts to assist the Purchaser in raising further finance for the Transaction and the ongoing business of the company

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10 Confidentiality and Goodwill Protection

10.1 All of the information, records, books and data to which each party and/or their respective representatives are given access as set forth above will be used by such party solely for the purpose of analyzing the other party hereto and will be treated on a confidential basis. The terms, conditions and existence of this Agreement and all further discussions between the parties will also be treated on a confidential basis, subject to appropriate disclosure to regulatory authorities and as otherwise required by the rules of any regulatory authorities.

10.2 The ACI Group of Companies and Seller possess valuable proprietary information, including but not limited to, all written or computer-generated processes, trade secrets, know-how, ideas, concepts, technical experience and data, marketing methods and plans, sales information, implementation methods and plans, operating, performance and cost reformation and data, computer programming techniques, software, software applications, drawings, designs, processes, schedules, documentation, specifications, construction plans, supplier lists, customer lists, contact lists, business plans, potential products and applications, working models, prototype, and other general information relating to the ACI Group of Companies, any of their subsidiaries, affiliates, related parties and the business, finances, products, technology, services, (including, without limitation, any other written reports, computer diskettes and other software) related to the ACI Group of Companies, any of their subsidiaries, affiliates and related parties.

10.3 All such confidential or proprietary information and all other record bearing media containing or disclosing such information and techniques and any documents, analyses, compilations, forecasts or studies prepared on the basis of such confidential information, including notes taking from verbal information exchanges, which are directly or indirectly disclosed by any of the ACI Group of Companies to the Purchaser are hereinafter referred as the Confidential Information.

10.4 The Purchaser shall keep confidential and not publish, disseminate, distribute, disclose, sell, assign, copy, commercially exploit, or otherwise make use of any Confidential Information (whether obtained through meetings, discussions or any other exchange of information between the Parties) to or for the use or benefit of the Purchaser or any other person, firm, corporation or entity, except as specifically approved in writing by Seller or as required for evaluation of the Project by the Purchaser (the "Purpose").

11 Exclusive Sale Term

11.1 The Seller agrees with the Purchaser from date hereof or such further period as shall be mutually agreed between the parties, they will,

(a) retain the ACI Shares and remain the registered holders of the shares pending transfer to the purchaser upon completion

(b) neither seek nor consider any offer from, nor enter into any negotiations or discussions with, any other person:

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(i) for the sale or other disposal of the ACI Shares the assets of any of the ACI Group of Companies, or any shares in any of the Subsidiaries of the ACI Group of Companies; or

(ii) for the sale or other disposal by Seller of the whole or any part of the Business or the undertaking of the any of the ACI Group of Companies, or any of their Subsidiaries;

And the Seller shall act in good faith with a view to completing the Transaction as soon as possible and in line with the timetable referred to in paragraph 12.1 below.

11.2 If prior to Closing the Purchaser becomes unable to, proceed with the Transaction, it will forthwith give notice of such fact to the Seller and the Seller shall have the option to sue for specific performance under the terms of this Agreement or to terminate the Agreement at the sole election of the Seller. In the event of such election upon written notice delivered by the Seller this Agreement shall cease to have effect (but without prejudice to any rights accrued in respect of any prior breach).

12 Remedies

12.1 Each party acknowledges that damages alone would not be an adequate remedy for any breach by them of this Agreement and that accordingly, without prejudice to any and all other rights or remedies that the parties may have, the parties shall be entitled without proof of special damage to the remedies of injunction and other equitable relief for any threatened or actual breach of this agreement.

13 Timetable

12.1 The parties desire Closing of the transactions contemplated by this Agreement to be no later than April 30, 2005 and undertake to work in good faith to reach Closing as soon as possible.

14 Costs

14.1 Each party will bear its own costs in relation to the transactions contemplated by this Agreement.

14.2 In the event that either party shall knowingly or recklessly provide the other party with information or documentation that is substantially and materially incorrect, in circumstances whereby this results in the other party withdrawing from the transactions contemplated by this Agreement, the providing party shall be responsible for a contribution towards the legal and accounting costs of the withdrawing party in a sum not exceeding Ten Thousand Dollars [$10,000 USD]

15 Miscellaneous

15.1 This Agreement shall be construed in accordance with the law of Colorado, USA and the parties shall submit the exclusive jurisdiction of the Federal Court District of West Virginia.

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15.2 This agreement shall constitute a legally binding contract and once executed shall be enforceable at law against the parties and their Heirs and successors.

15.3 Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

Seller

Cosco Building, 8 Robinson Rd, 08-00, Singapore, 048544
Fax 44 20 7504 8703
Attention of Michael Howarth

Purchaser

100 Technology Dr, Suite 440B Pittsburgh, PA 15219, USA
Attention Richard D. Ekstrom, President

15.4 This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.

15.5 This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

In witness whereof, this agreement is made and entered into in London England, and in Pittsburgh P A on this the 19th Day of April 2005

PURCHASER

Demegen, Inc

By [signature]

Richard D Ekstrom, President

SELLER

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ACI Global Pte Ltd

By ____________

Michael Howarth, Chairman

SCHEDULE

SCHEDULE 1

Options	expiration	Exercise	Post reverse	Shares	Shares
Jaynes	3/5/08	$0.05	$ 1.75	1,600,000	45,714
Lovo	3/5/08	$0.05	$ 1.75	150,000	4,286
Maggioni	3/5/08	$0.05	$ 1.75	150,000	4,286
B. Guthrie	2/18/09	$0.45	$15.75	50,000	1,429
Caldwell	3/5/08	$0.05	$ 1.75	125,000	3,571
Schwab	3/5/08	$0.05	$ 1.75	40,000	1,143
Lovett	8/15/06	$0.75	$26.25	25,000	714
Group A	2/15/06	$0.75	$26.25	170,000	4,857
Warrants					
CEO Fund	4/15/08	$0.20	$ 7.00	4,965,556	141,873
PPM 2001	5/31/06	$0.75	$26.25	2,543,000	72,657
Periodontix	12/31/05	$1.25	$43.75	9,000,000	257,143

Also, under a series of Compensation Release Agreements effected in 1997, seven former employees are entitled to receive, in total, $185,000 in payments on January 15th of the year following the fiscal year in which Demegen shall have received an aggregate amount of at least Three Million Dollars in the form of license and/or royalty fees. The aggregate amount of license fees and/or royalties received as of March 31, 2005 stood at $1.94 million. Since the event that triggers these payments has not occurred, these payments are not recorded as a liability on the Company's financial statements. The Agreement also permits the payment to be converted to Demegen shares @ $1.00 per share. All of these obligations would be transferred to the new subsidiary.

7.13 Litigation

A. Leasing Innovations, Inc.
Default judgement $38,828, Superior Court, Commonwealth of Massachusetts related to equipment lease.

B. James Thornton, former employee
Court of Common Pleas of Allegheny County, Pennsylvania No. GD 03-5158. Relates to deferred compensation; Company has filed counter claims.

7.23 Transactions with Directors and Officers.

A. Michael O'Derrick is a Director and Secretary of Demegen; he is a Managing Partner of Pluris Partners, Inc., and the Pluris Opportunity Fund.

B. Richard Ekstrom is Chairman and CEO of Demegen, Inc. He is a member of the Board of Directors of the Pluris Opportunity Fund.

7.24 Demegen has reached Debt resolution Agreements with the following creditors. The creditors will receive certain royalty rights that relate to technologies controlled by Demegen as of July 31, 2004. The subsidiary specified in Section 5.2.6 will be responsible for making the royalty right payment and complying with the other terms of those agreement.

Adams, Harkness & Hill
Averion
Buchanan Ingersol
Cannistraro Family Trust
DeForest Koscelnik Yokitis & Kaplan
Ekstrom, R. D.
Guthrie, B.A.
Pluris Partners
ADP Investor Services
Clarke & Elbing
Hamilton Brooke Smith & Reynolds
Multiple Peptide Systems
University of Pittsburgh*
University of North Carolina
Jewish Healthcare Foundation*
* slightly different agreements, bur substantially equivalent.

Settlements have not yet been achieved with James Thornton, Jesse Jaynes or Leasing Innovations. The total liability for these three is approximately $315,000. Demegen has escrowed shares for these creditors as if they had settled. The subsidiary specified in Section 5.2.6 will also be responsible for making the royalty right payments to an escrow account for these creditors. If these creditors do not agree to settlements along the same lines as other major creditors or otherwise reach some resolution, the escrowed shares and escrowed royalty right payments will be used to offset any payments made to these creditors by the Seller.

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